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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of United Companies Financial Corporation on Form S-3 of our report dated February 29, 1996 (July 24, 1996 as to Notes 3, 4, 6 and 11) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's plan to dispose of United Companies Life Insurance Company, a wholly-owned subsidiary of the Company), appearing in and incorporated by reference in the Annual Report on Form 10-K/A-3 of United Companies Financial Corporation for the year ended December 31, 1995, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Baton Rouge, Louisiana
February 18, 1997